Exhibit 99.1

Signature Group Holdings, Inc. Announces Departure of Kenneth Grossman as President

SHERMAN OAKS. Calif., February 9, 2012 - Signature Group Holdings, Inc. (the “Company” or “Signature”) (OTC Pink Sheets: SGGH), today announced the resignation of its President, Kenneth S. Grossman. He is expected to depart the Company in April following the filing of the Company’s 2011 Form 10-K with the SEC. Signature has entered into a consulting agreement with Mr. Grossman pursuant to which Mr. Grossman will continue to provide advice and counsel to Craig Noell, the Company’s Chief Executive Officer. Mr. Grossman will also continue to work with Mr. Noell and Signature’s corporate development staff to identify acquisition and other opportunities to the Company. “We are sorry to see Ken depart,” said John Nickoll, Chairman of the Board, “he is a savvy investment professional with expertise and strong relationships in the distressed arena, and I understand his desire to return to that environment.”

Mr. Grossman graduated from the Law School at George Washington University and practiced in the bankruptcy and litigation areas for Shea and Gould before joining Balfour Investors and honing his skills as a distressed investor. He later worked with Alpine Associates, Del Mar Asset Management, and Ramius Capital. In 2009 he teamed up with Signature executives Craig Noell, Kyle Ross, and Tom Donatelli to complete the reorganization of Fremont General Corporation, formerly a $9 Billion financial services company. “Ken’s participation was an essential component of our success,” said Tom Donatelli, Executive Vice President, “he remains a friend and I look forward to working with him in his new capacity.” Following Mr. Grossman’s resignation, his duties will be assumed by Messrs. Noell, Ross and Donatelli.

Said Mr. Grossman, “While the decision to leave is a difficult one, day-to-day management of the business is not where my interests lie. Reorganizing Fremont General into Signature was a once in a lifetime experience as was the opportunity to partner with Craig, Kyle, and Tom. I am confident that they are the proper stewards going forward and I will continue to work with them to grow Signature’s revenues and asset base.”

Craig Noell, Chief Executive Officer said, “I would like to personally thank Ken for all of his valuable contributions to Signature both during the bankruptcy and through this important transition period at Signature. In a short time, the Company has made significant progress in addressing its legacy issues and advancing our business model. Even as Ken moves on to pursue new opportunities, I am pleased that he will continue to provide advice to me and work with us on our corporate development activities and assist us in identifying potential opportunities.”

About Signature Group Holdings, Inc.

Signature is a diversified operating and financial services company with principal operations in industrial distribution and special situations finance. For more information about Signature, visit its corporate website at www.signaturegroupholdings. com.

Cautionary Statements

This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company. The Company does not undertake to update or revise forward-looking statements in this news release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws. No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

Source

Signature Group Holdings, Inc.

Contact

Jeff Crusinberry, Senior Vice President, Treasurer

Signature Group Holdings, Inc. Investor Relations

(805) 435-1255

invrel@signaturegroupholdings.com